UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2008

NATIONAL SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-6453	95-2095071
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090 SANTA CLARA, CALIFORNIA	95052-8090
(Address of principal executive offices)	(Zip Code)

(408) 721-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A. 2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NATIONAL SEMICONDUCTOR CORPORATION

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 25, 2008, the Compensation Committee of the Board of Directors of National Semiconductor Corporation (the “Company”) approved retention arrangements for each of its executive officers pursuant to which each executive officer will be paid a cash retention payment on or about November 30, 2010 (the “Payment Date”). The retention payment will increase if the average daily closing price for the Company’s common stock for the fiscal quarter ending immediately prior to the Payment Date is between $10.01 and $12.50 per share, $12.51 and $15.00 per share, and $15.01 and $17.50 per share, subject to a maximum if such price is greater than $17.50 per share. In the event of a termination other than for “cause” of an executive officer (as defined in such officer’s existing Change of Control Employment Agreement as filed with the Securities and Exchange Commission on January 4, 2008 as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 25, 2007) such officer will be entitled to receive the payment as of the date of termination of employment subject to execution of a release of claims against the Company, determined based on the average daily closing price for the Company’s common stock for the fiscal quarter ending immediately prior to the date of his termination of employment, but not less than the amount set forth under the column "$12.51-$15.00" below.

The amounts payable to the Company’s named executive officers under the terms of the approved retention plan are set forth below and are in addition to the current compensation payable to each executive officer.

Estimated Retention Payment
Closing Price Per Share of Company Common Stock

	Less than $10.00	$10.01-12.50	$12.51 - $15.00	$15.01 - $17.50	Greater than $17.50
Brian L. Halla	$1,500,000	$2,250,000	$3,000,000	$3,750,000	$4,500,000
Donald Macleod	1,000,000	1,500,000	2,000,000	2,500,000	3,000,000
Lewis Chew	1,000,000	1,500,000	2,000,000	2,500,000	3,000,000
Detlev Kunz	500,000	750,000	1,000,000	1,250,000	1,500,000
Suneil Parulekar	500,000	750,000	1,000,000	1,250,000	1,500.000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL SEMICONDUCTOR CORPORATION

Dated: November 25, 2008	//S// Todd M. DuChene
Todd M. DuChene Senior Vice President, General Counsel and Secretary